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                                                                   EXHIBIT 10.7




December 6, 1995


Mr. Bobby S. Shackouls
5051 Westheimer
Houston, Texas  77056


Dear Bobby,

Your Employment Agreement with Burlington Resources Inc. (the "Company") is dated April 30, 1993 and was previously amended on November 8, 1994. The Board of Directors of the Company (the "Board") has deemed it advisable and in the best interests of the Company and its stockholders to further amend and restate the agreement with respect to the matters addressed herein. Accordingly, this letter, when accepted by you in the space provided below, will amend and restate the agreement in its entirety:

1. Position and Term. The Company agrees to employ you and you agree to act as its President and Chief Executive Officer during the period commencing December 6, 1995 and ending on December 15, 2000.

2. Base Salary. Your minimum salary will be $600,000 per annum or such higher rate as may be fixed from time to time by the Board.

3. Incentive Compensation, Long-Term Incentives and Other Benefits. You will participate with other senior executives of the Company in compensation and benefit plans in effect from time to time including the Incentive Compensation Plan, the Stock Incentive Plan, the Performance Share Unit Plan, the Deferred Compensation Plan, the Supplemental Benefits Plan, the Senior Executive Survivor Benefit Plan, the Key Executive Severance Protection Plan and any other plan or perquisites available to other executives at your level of responsibility in the Company, including a company automobile and company-provided country and luncheon club memberships. You will also participate in health, retirement, survivor and disability plans available to all employees of the Company. You understand that the Company may amend, modify or terminate these plans at any time. All plans referenced in this agreement are BR plans.

Your maximum bonus opportunity under the Incentive Compensation Plan will be 100% of base salary. Annual bonuses are determined by the Compensation and Nominating Committee of the Board (the "Compensation Committee") based on Company and individual performance.





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Mr. Bobby S. Shackouls
December 6, 1995
Page 2



In consideration of the accrued unvested compensation and benefits that you forfeited in terminating employment with a former employer, the Company established a deferred compensation memorandum account under the Supplemental Benefits Plan. This account was credited with $350,000 as of June 1, 1993. This arrangement is an unfunded deferred compensation arrangement which will be paid to you in a lump-sum upon your termination of employment with the Company.

4. Supplemental Pension Benefit. You are a participant under the qualified Pension Plan and non-qualified Supplemental Benefits Plan. If you are still employed by the Company at age 55, you will receive upon your retirement a supplemental pension benefit equal to the difference between the benefit calculated using your actual service and the benefit calculated assuming you started employment at age 30. If your employment is terminated by the Company after age 50, you will receive the supplemental pension benefit at termination equal to the supplemental benefit described above, assuming the pension annuity commenced at age 55. This supplemental pension benefit will be calculated using the provisions of the qualified Pension Plan and the non-qualified Supplemental Benefits Plan in effect at the time of your retirement. This benefit is a non-qualified, unfunded deferred compensation arrangement.

5. Severance Benefit. If your employment is terminated by the Company for any reason before December 15, 2000, other than as a result of your death, permanent disability or for Cause, or is initiated by you for Good Reason, the Company will pay you within 10 days after the date of termination an amount equal to the product of the number of whole and partial months remaining from the date of your termination until December 15, 2000, times your then current monthly base salary. The terms Cause and Good Reason are defined in the Key Executive Severance Protection Plan.

6. Coordination With Other Plans. If your termination entitles you to benefits under the Key Executive Severance Protection Plan, you may elect to receive the benefits payable under this agreement in lieu of those benefits. If you elect to receive the benefits under this agreement, you will nevertheless be eligible to receive the additional benefits related to the gross-up payment for excise taxes under Article 6 of that plan.

7. Non-Disclosure. As an officer of the Company, you will have access to and continue to receive and develop confidential and proprietary information and trade secrets pertaining to the business of the Company and its affiliates, including, without limitation, reports, maps, data (including geologic and seismic data and interpretations thereof), plans, and contracts. As part of the consideration for this agreement and in return for receiving access to such confidential information, you agree to keep all such confidential and proprietary information confidential. In particular, you agree that you will not divulge, communicate or otherwise disclose any confidential information furnished to



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Mr. Bobby S. Shackouls
December 6, 1995
Page 3



you or obtained or developed by you while employed by the Company to any person, firm, corporation or entity other than to an authorized representative of the Company. You agree that if your employment with the Company is terminated, you will not discuss the Company's business, operations, plans, strategies, personnel or business relationships or agreements with the press or with any of the Company's current or prospective customers or suppliers or with any other person with which the Company has business relationships.

8. Non-Competition. In order to enforce your obligations under Section 7 and in consideration for the benefits of employment described in this agreement, you agree to the covenant not to compete in this Section 8. You agree and acknowledge that this covenant not to compete is ancillary to your commitment as set forth in Section 7 to refrain from disclosing such confidential information. If you initiate the termination of your employment with the Company other than for Good Reason during the term of this agreement, you agree that you will not for a period of two years after your termination be employed by, consult with, provide advice or information to, otherwise perform services for, own, manage, operate, join, control or participate in the ownership of more than 5% of the voting power of equity securities of, management, operation or control of any Competitor (as defined in this agreement) unless released by the Company from such obligation in writing with respect to a specific situation. A Competitor is defined as any entity (i) that is engaged in exploring for and producing oil and natural gas in Louisiana, Montana, New Mexico, North Dakota, Oklahoma, Texas or federal or state waters in the Gulf of Mexico or in the oil and gas marketing business in the mainland United States and (ii) whose assets associated with such oil and gas business exceed $50 million.

9. Non-Interference. For a period ending on the later of December 15, 2000 or two years after you terminate employment with the Company, you agree not to solicit, directly or indirectly, any officer or employee of the Company to leave and work for any other employer. During this same period, you agree not to suggest to others that they approach or solicit any officers or employees of the Company with respect to potential employment elsewhere.

10. Severability and Enforcement. It is the desire of the parties hereto that this agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable, the parties hereby agree and consent that such provision will be reformed to make it a valid and enforceable provision to the maximum extent permitted by law. Any provision hereof not capable of such reformation and determined to be prohibited by or unenforceable under applicable law of any jurisdiction will as to such jurisdiction be deemed ineffective and deleted from this agreement without affecting any other provision of this agreement.




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Mr. Bobby S. Shackouls
December 6, 1995
Page 4


In the event of a breach by you of any of the provisions of Sections 7, 8 or 9, you understand and agree that the Company may, in addition to any other rights or remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and injunctive or other relief in order to enforce or prevent any violations of such provisions.

You understand and agree that this agreement is being executed by the Company on behalf of itself and each of its affiliates, and that all rights of the Company under this agreement and all of your obligations and duties under this agreement will inure to the benefit of and may be enforced by the Company or any of its affiliates.

If the above correctly set forth our agreement, please sign the original and return it to me. Please retain a copy for your records.

                                        Very truly yours,

                                        BURLINGTON RESOURCES INC.


                                        /s/ H. E. HAUNSCHILD
                                        ---------------------------------------
                                        By  Harold E. Haunschild
                                        Its  Vice President, Human Resources


ACCEPTED and AGREED TO
this 18TH day of December, 1995


/s/ BOBBY S. SHACKOULS
---------------------------------------
Bobby S. Shackouls